May 10, 2018

Mr. William H. Broderick, III
Chair of the Board
Bridge Builder Trust
12555 Manchester Road
St. Louis, MO  63131

Dear Mr. Broderick:

This letter is to confirm the continuation of the agreement of Olive Street Investment Advisers, LLC ("Olive Street") with Bridge Builder Trust (the "Trust") to waive the management fees it is entitled to receive as the investment adviser of each series of the Trust listed on Schedule A to this agreement (each a "Fund," and collectively, the "Funds") to the extent the management fees to be paid to Olive Street exceed the management fees paid to the sub-advisers for management of allocated portions of a Fund or Funds.  This waiver became effective as of the launch date of each Fund and shall continue until at least October 28, 2019.  This waiver will continue thereafter for subsequent one year periods unless terminated by Olive Street with the consent of the Board of Trustees, which consent will not be unreasonably withheld, except that Olive Street may, at its election, terminate this agreement, effective upon the end of the then current one-year period, by providing the Trust at least ninety (90) days prior written notice of such termination.  As of the date of this letter, Olive Street irrevocably agrees to waive its right to terminate this agreement upon the end of the current one-year period ending October 28, 2018.  For the avoidance of doubt, management fees waived pursuant to this agreement are not subject to reimbursement by the Funds.

Additionally, Olive Street confirms the continuation of the Amended and Restated Operating Expenses Limitation Agreement dated August 18, 2015 (the "Operating Expenses Limitation Agreement") until at least October 28, 2019.  Olive Street will continue to limit the Funds' Operating Expenses (as defined in the Operating Expenses Limitation Agreement) to the annual rate provided under Schedule A of the Agreement.  The Operating Expenses Limitation Agreement automatically renews for an additional one year period upon the end of the then current-one year period, unless it is terminated in accordance with section 5 of the Agreement. As of the date of this letter, Olive Street irrevocably agrees to waive its right to terminate the Operating Expenses Limitation Agreement upon the end of the current one-year period ending October 28, 2018.

Sincerely,

/s/ Ryan T. Robson

Ryan T. Robson
President
Olive Street Investment Advisers, LLC

SCHEDULE A

SERIES OF THE BRIDGE BUILDER TRUST

Bridge Builder Core Bond Fund
Bridge Builder Core Plus Bond Fund
Bridge Builder Municipal Bond Fund
Bridge Builder Large Cap Growth Fund
Bridge Builder Large Cap Value Fund
Bridge Builder Small/Mid Cap Growth Fund
Bridge Builder Small/Mid Cap Value Fund
Bridge Builder International Equity Fund